Exhibit 10.3

Loan Agreement

Party 1: Morolling International (HK) Limited

Party 2: Moxian Malaysia Sdn Bhd

Both parties agree that Party 1 investment will be governed according to the terms as follows:

1)
Party 1 shall make a loan of RM 69,300 to Party 2 for a period of 12 months. Party 1 shall transfer the loan to the designated account of Party 2 within three days from date of execution of this Agreement.

2)	Party 1 shall repay the total loan amount on the due date without interest.

3)	This Agreement shall be governed by the laws of Hong Kong SAR.

4)	This Agreement shall be executed in two copies, with each copy to be kept by both parties.

Party 1:
Signature: /s/ Ng Kian Yong
Date: 1st September 2013

Party 2:
Signature: /s/ Chan Foo Weng
Date: 1st September 2013